Exhibit 5.1

TELEPHONE: 212.407.4000
	A LIMITED LIABILITY PARTNERSHIP	345 PARK AVENUE	FACSIMILE: 212.407.4990
	INCLUDING PROFESSIONAL CORPORATIONS	NEW YORK, NY 10154-0037	www.loeb.com

October 27, 2005

Titan Pharmaceuticals, Inc.
400 Oyster Point Blvd.
Suite 505
South San Francisco, California 94080

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-1, Registration No. 333-129086 (the “Registration Statement”), filed with the Securities and Exchange Commission by Titan Pharmaceuticals, Inc., a Delaware corporation (the “Company”), under the Securities Act of 1933, as amended (the “Act”), in connection with the registration of 21,819,923 shares of the Company’s common stock, par value $.001 per share (the “Common Stock”) consisting of (i) 21,739,130 shares of Common Stock (the “Standby Equity Distribution Shares”) issuable under a Standby Equity Distribution Agreement (the “Standby Equity Distribution Agreement”), dated as of September 28, 2005, between the Company and Cornell Capital Partners, LP, (ii) 75,407 shares of Common Stock issued to Cornell Capital Partners, LP as a commitment fee under the Standby Equity Distribution Agreement (the “Commitment Fee Shares”), (iii) 5,386 shares of Common Stock (the “Placement Agent Shares”) issued to Monitor Capital, Inc. as a placement agent fee.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company.

Based upon the foregoing, we are of the opinion that the Commitment Fee Shares and the Placement Agent Shares have been duly authorized and are validly issued, fully paid and non-assessable, and that the Standby Equity Distribution Shares, when issued and sold in accordance with and in the manner described in the Standby Equity Distribution Agreement, will be duly authorized, validly issued, fully paid and non-assessable.

We are opining solely on all applicable statutory provisions of Delaware corporate law, including the rules and regulations underlying those provisions, all applicable provisions of the Delaware Constitution and all applicable judicial and regulatory determinations.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the Prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Loeb & Loeb LLP
Loeb & Loeb LLP
LOS ANGELES NEW YORK CHICAGO NASHVILLE